EXETER FUND, INC.

                              ARTICLES OF AMENDMENT


     EXETER FUND, INC. (the "Corporation"), a corporation organized under the laws of the State of Maryland, having its principal place of business at 1100 Chase Square, Rochester, New York 14604, does hereby file for record with the State of Department of Assessments and Taxation of Maryland the following Articles of Amendment to its Articles of Incorporation.

     FIRST: The Corporation is registered as an open-end investment company under the investment Company Act of 1940.

     SECOND: Pursuant to the authority contained in Section 2-605(a)4 of the Maryland General Corporation Law the Board of Directors by a resolution adopted via Unanimous Consent on August 30, 1999, voted to change the name of the Socially Responsible Series to the PureMark Series.

     THIRD: The officers of the Corporation be, and each of them hereby is, authorized and empowered to execute, seal and deliver any and all documents, instruments, papers and writings, including but not limited to Articles Amendment to be filed with the State Department of Assessments and Taxation of Maryland, and to do any and all other acts, in the name of the Corporation and on its behalf, as may be necessary or desirable in connection with or in furtherance of the foregoing of the resolutions approving the change in name of the Socially Responsible Series to the PureMark Series.

    FOURTH: The aforesaid action by the Board of Directors of the Corporation was taken pursuant to authority and power contained in the Articles of Incorporation of the Corporation

IN WITNESS WHEREOF, EXETER FUND, INC. has caused these presents to be signed in its name and on its behalf by its Vice President and its corporate seal to be hereunto affixed and attested by its Secretary as of the 30th day of August, 1999.



                                                           EXETER FUND, INC.



                                                        By:/s/ B. Reuben Auspitz
                                                           B. Reuben Auspitz
                                                           Vice President


[Seal]

I, Jodi L Hedberg, Corporate Secretary, hereby acknowledge on behalf of Exeter Fund, Inc. that the foregoing Articles of Amendment are the corporate act of said corporation under the penalties of perjury. Md C&A Section 1-301


/s/Jodi L. Hedberg
Jodi L Hedberg
Secretary